Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the 2022 Equity Inceptive Plan of MDB Capital Holdings, LLC, of our report dated March 29, 2024 relating to the consolidated financial statements of MDB Capital Holdings, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2023.

New York, NY

June 10, 2024